Exhibit 11(a)

July 15, 2024

Cavanal Hill Moderate Duration Fund, a series of The Cavanal Hill Funds

4400 Easton Commons

Columbus, Ohio 43219

Ladies and Gentlemen:

I am counsel to Cavanal Hill Investment Management, Inc., which serves as investment adviser of the Cavanal Hill Limited Duration Fund (the “Acquiring Fund”). As such, I am familiar with the proposed reorganization transaction between the Acquiring Fund, a series of the Cavanal Hill Funds, a Massachusetts business trust (the “Trust”), and the Cavanal Hill Moderate Duration Fund (the “Target Fund,” and together with the Acquiring Fund, the “Funds”), a series of the Trust. This opinion is furnished in connection with the Acquiring Fund’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to A Shares, Investor Shares and Institutional Shares, each shares of beneficial interest, par value $0.00001, of the Acquiring Fund (the “Shares”), to be issued in connection with the reorganization.

I am of the opinion that, subsequent to the approval by the Funds’ Boards of Trustees of the reorganization in the manner set forth in the combined prospectus/information statement constituting a part of the Registration Statement (the “Prospectus/Information Statement”), the Shares, upon issuance in the manner referred to in the Registration Statement, for consideration, will be legally issued, fully paid and non-assessable A Shares, Investor Shares and Institutional Shares of the Acquiring Fund.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement (333-280205; Accession No. 0001213900-24-052733) and to the use of my name in the Prospectus/Information Statement constituting a part thereof.

Very truly yours,

/s/Jacob Calvani
Jacob Calvani
Legal Counsel to the Acquiring Fund
Frederic Dorwart, Lawyers, PLLC
124 East Fourth Street
Tulsa, OK 74103
jcalvani@fdlaw.com
(918) 583-9901